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                     GREAT WESTERN FINANCIAL CORPORATION
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     Q&A REPORT:    Answers to Your Merger Hotline Questions
                                                     [Great Western Logo]

     Wednesday, April 16, 1997                            Vol. 1 Number 2


               Q&A REPORT is designed to keep employees as fully informed as possible about merger developments. If your question does not appear in this issue, please be assured that it is being researched and will appear in a future issue.

     1.   QUESTION:
     When can we expect a final decision regarding the merger so that we can anticipate what happens next? Which way is it leaning: toward Ahmanson or WAMU?

     ANSWER:
     In order to merge with Washington Mutual, the merger must be approved by the stockholders of both Great Western and Washington Mutual and the Office of Thrift Supervision. Great Western and Washington Mutual have filed the necessary applications and documents and are working closely to move forward with the merger. It is anticipated that the merger will close in the third quarter of 1997. Great Western remains strongly committed to the merger with Washington Mutual, but no final decision has yet been made by the shareholders.

     2.   QUESTION:
     I'd like to know why GW's Board has not entered into discussions with Ahmanson regarding the merger?

     ANSWER:
     The Great Western Board has considered the Ahmanson proposal and other alternatives with its legal and financial advisors and has decided not to engage in discussions with Ahmanson. The Board has determined that Washington Mutual is a superior merger partner and provides a superior value opportunity for stockholders. Great Western has entered into a definitive merger agreement with Washington Mutual. Additionally, the Great Western/Washington Mutual merger will provide greater convenience to our customers and a wider product array. Also, employees will be part of a strong organization with great long-term growth potential. There will also be less branch and administrative overlap than with Ahmanson, resulting in fewer job losses.

     3.   QUESTION:
     Is there still a chance that Ahmanson could be successful in its hostile takeover bid even though we have reached an agreement with WAMU?

     ANSWER:
     Great Western is committed to the Washington Mutual merger agreement and is working closely with Washington Mutual toward the completion of the merger. Apart from that commitment, the company cannot speculate as to what will happen in the future.

     4.   QUESTION:
     A report by CNBC regarding the merger between Ahmanson and GW stated that Ahmanson would be the one to take over per, I believe, a polling of investors. Could you clarify whether or not that is the truth?

     ANSWER:
     We have not been able to find any evidence that such a poll was taken and cannot make any statements regarding its validity.

     5.   QUESTION:
     I saw Ahmanson's full-page ad stating that 19 out of 20 major stockholders for GW have agreed, in principle, to the Ahmanson merger rather than the WAMU merger. I wonder if someone could respond to that.

     ANSWER:
     By April 11, 1997 Ahmanson had announced that it had delivered to Great Western consents of a majority of Great Western stockholders for four out of five Ahmanson's consent proposals. Great Western has not been able to verify the accuracy of Ahmanson's statements at this time.

     6.   QUESTION:
     How soon will the employees know which GW branches will be closed and merged into American Savings branches? When will terminated employees get a dismissal letter?

     ANSWER:
     It is still too early to know which branches will be consoli-dated, or precisely how these decisions will be made. Some employees affected by a job elimination may receive advance notice, others may receive their notice and be released on the same day because no advance notice was possible. Every effort will be made to give advance notice to terminated employees, but it is still too early to fully answer this question.

     7.   QUESTION:
     Even though GW and WAMU have agreed to merge, there remains an outside consulting group in Northridge that is attempting to justify installing their software and also contemplating staff reductions. There are two questions: 1) Why would GW be contemplating entering any contract or commitment to install new systems at this time? It would appear prudent to first determine the new partner and jointly discuss a planned approach and then select the software/system for the enterprise; and 2) If staff reductions take place, what will be the severance plan offered to the released employees: the change of control package now on the table?

     ANSWER:
     1) Several projects are underway that were approved prior to the merger announcements. These projects continue to move forward due to their expected significant economic benefit to the company in 1997 and, therefore, to our merger partner; 2) Yes, Change in Control benefits are available to eligible employees whose jobs are eliminated between February 25, 1997 and up to 12 months following the date of the change in control.

     8.   QUESTION:
     Will our computer systems change to WAMU's computer system or will we stay on the same COLTS system?

     ANSWER:
     The underlying system to the COLTS system, the Hogan Integrated Deposit System, is the same system that Washington Mutual uses, although WAMU's is a more current version. Until a thorough review is conducted it is still too early to anticipated what changes may occur.

     9.   QUESTION:
     If I am laid off and, through the severance package, I am able to keep the employee rate on my home loan, what happens if I should die? Will my spouse be able to keep the employee rate or will it go back to a street rate?

     ANSWER:
     At the present time, under the current Great Western employee home loan program, the employee rate will remain in effect as long as the decedent's spouse continues to occupy the property as his/her primary residence.

     10.  QUESTION:
     When will I find out if I am going to be laid off?

     ANSWER:
     It is still too early to know when employees will be affected by any job eliminations.

     11.  QUESTION:
     I work for GW in the safe deposit area. I have customers asking me constantly, what will happen to their safe deposit box if we are moving to another bank; is it safe?

     ANSWER:
     Our customers' safe deposit boxes will remain safe and intact under all circumstances. In the event our merger partner makes a decision to consolidate branch locations, safe deposit boxes always remain locked during the move. The contents are not distributed and security is provided to ensure the safety of the boxes while in transit.

     12.  QUESTION:
     Will the vesting in the 401K with GW stay the same with WAMU?

     ANSWER:
     Employees will never lose their current vesting. Additional information regarding 401K benefits information will be provided as soon as the information is made available.

     13.  QUESTION:
     Do Ahmanson or WAMU own a Consumer Finance company like Norwest or Associates?

     ANSWER:
     Neither organization has a free-standing finance company such as Aristar. Washington Mutual has clearly stated that it views Aristar as an important player in the merged organization and intends to operate Aristar in much the same way Great Western has. Ahmanson has, on previous occasions, openly expressed interest in either creating or acquiring a free-standing consumer finance operation.

     14.  QUESTION:
     In the event the outcome is not favorable with WAMU, what would happen with the Consumer Finance Group?

     ANSWER:
     Ahmanson does not have an autonomous consumer finance company such as Aristar. As mentioned above, Ahmanson has expressed an interest in entering the free-standing consumer finance field.

     15.  QUESTION:
     How do I respond to a customer who is concerned about her account exceeding the FDIC insurance limits once a merger takes place?

     ANSWER:
     The FDIC allows for a six month grace period after a merger occurs before FDIC insurance is affected.

     16.  QUESTION:
     I am a Mortgage Loan Consultant and I want to know what the formal benefits package will be for insurance, disability and home mortgages.

     ANSWER:
     Mortgage Loan Consultants are not eligible for Change in Control benefits. Benefit information from the acquiring company will be provided to employees as soon as it is made available.

     17.  QUESTION:
     Is there a chance that temporary employees who have been employed between 9-11 months at a mid-western GW mortgage office would be hired full-time?

     ANSWER:
     All hiring decisions and staffing status changes are made by the office manager, based on business need.

     18.  QUESTION:
     What are the relocation policies of WAMU and Ahmanson?

     ANSWER:
     Details regarding the acquiring company's relocation policies will be communicated to affected employees when necessary and when available.

           If employees have questions about Great Western's merger developments, you may call the toll-free employee merger telephone hotline at:

                                1-888-GW-MERGE
                               (1-888-496-3743)

     This special line is set up for voice mail. Simply ask your question, which will be recorded, and watch for the answer in a future issue of Q&A REPORT.

               Great Western Financial Corporation ("Great Western") and the persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western and Washington Mutual, Inc. ("Washington Mutual") pursuant to which each outstanding share of Great Western common stock would be converted into 0.9 shares of Washington Mutual common stock (the "Merger"). Participants in this solicitation may include the directors of Great Western (J. F. Montgomery, J. F. Maher, Dr. D. Alexander, H. F. Christie, S. E. Frank, J. V. Giovenco, F. A. Gryp,
     E. Hernandez, Jr., C. D. Miller, Dr. A. E. Siegel and W. B. Wood, Jr.); the following executive officers of Great Western: J. L. Erikson, C. F. Geuther, M. M. Pappas, A. W. Schenck III, R. W. Sims and J. M. Studenmund; and the following other members of management of Great Western: S. F. Adams, B. F. Antenberg, B. R. Barkley, I.
     D. Campbell, C. Coleman, A. D. Meadows and J. A. Trotter (collectively, the "Great Western Participants"). Messrs. Montgomery and Maher beneficially own 680,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

               Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H. F. Ahmanson & Company, for which they received and may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Great Western has agreed to indemnify Goldman Sachs and Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs's role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: J. Wender, J. Mahoney, A. Gordon, T. Owens and A. Vittorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: H. Lurie, L. S. Wolfe, P. Wetzel,
     F. V. McMahon, J. Esposito, A. Sun, C. Del-Moral Niles and K. Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell securities issued by Great Western and its affiliates ("Great Western Securities") and Washington Mutual and its affiliates ("Washington Mutual Securities") for its own account and for the accounts of its customers, which transactions may result in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts with other derivatives in or relating to Great Western Securities or Washington Mutual Securities. As of April 14, 1997, Goldman Sachs had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 7,473 of Great Western's common shares; (ii) net "long" $1 million of Great Western's deposit notes; and (iii) net "long" 1,098 of Washington Mutual's common shares. As of April 14, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 7,126 of Great Western's common shares; (ii) net "long 1,600 shares of Great Western's 8.30% preferred stock; and (iii) net "long" 1,526 of Washington Mutual's common shares.

               Other participants include Washington Mutual and may include the directors of Washington Mutual (D. P. Beighle, D. Bonderman, H. M. Bridge, J. T. Crandall, R. H. Eigsti, J. W. Ellis,
     D. J. Evans, A. V. Farrell, W. P. Gerberding, K. K. Killinger, S.
     B. McKinney, M. K. Murphy, L. H. Pepper, W. G. Reed, Jr. and J. H. Stever); the following executive officers of Washington Mutual: C.
     S. Davis, S. P. Freimuth, L. D. Lannoye, W. A. Longbrake, D. W. Oppenheimer, C. E. Tall and S. L. Wilson; and the following other members of management of Washington Mutual: K. Christensen, J. DeGrande, W. Ehrlich, J. B. Fitzgerald, M. Kittner and D. G. Wisdorf (collectively, the "Washington Mutual Participants"). Messrs. Bonderman, Crandall and Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of
     Washington Mutual common stock, respectively. The remaining Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

               Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees as well as reimbursement of reasonable out-of-pocket expenses. In addition, Washington Mutual has agreed to indemnify Lehman Brothers and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great Western: S. B. Wolitzer, P. R. Erlanger, S. Sobti, D. J. Kim, C. P. Sweeney and D.
     A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the accounts of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities or option contracts with other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of April 14, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "short" 224 of Washington Mutual's common shares; (ii) net "long" 27,434 shares of Washington Mutual's 9.12% preferred stock; (iii) net "long" 124,964 shares of Washington Mutual's 7.60% preferred stock; (iv) net "short" 2,691 of Great Western's common shares; and (v) net "long" 160,000 shares of Great Western's 8.30% preferred stock.